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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                               SCHEDULE 13D(1)

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 5)*


                          ARVIDA/JMB PARTNERS, L.P.
--------------------------------------------------------------------------------
                              (Name of Issuer)

        Limited Partnership Interests and Assignee Interests Therein
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                    None
--------------------------------------------------------------------------------
                               (CUSIP Number)

                              Michael L. Ashner
                       Raleigh Capital Associates L.P.
                      100 Jericho Quadrangle, Suite 214
                        Jericho, New York 11735-2717
                               (516) 822-0022
--------------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive
                         Notices and Communications)


                             September 27, 1996
         -----------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note:   Six copies of this statement,  including all exhibits, should be filed
with the Commission.   See Rule 13d-1(a) for other parties to whom copies are
to be sent.

                       (Continued on following pages)


                             (Page 1 of 8 Pages)


--------------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) This Amendment No. 5 amends certain information contained in the final amendment to Schedule 14D-1 filed by Raleigh Capital Associates L.P., Raleigh GP Corp., Rockland Partners, Inc. and Zephyr Partners on August 6, 1996, which constituted the initial filing on Schedule 13D by such entities under Section 13(d) of the Act, and Amendment Nos. 1, 2, 3 and 4 to Schedule 13D filed by such entities.

                                  SCHEDULE 13D

----------------------------------------                                            ----------------------------------------------
  CUSIP NO.  N/A                                                                               Page 2 of 8 Pages
----------------------------------------                                            ----------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Raleigh Capital Associates L.P.
----------------------------------------------------------------------------------------------------------------------------------

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) [x]
                                                                                                                       (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*

                  AF; WC

----------------------------------------------------------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


----------------------------------------------------------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OR ORGANIZATION

                  Delaware
                ------------------------------------------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                                 0
    NUMBER OF   ------------------------------------------------------------------------------------------------------------------
     SHARES       8     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                     80,342 Units
      EACH      ------------------------------------------------------------------------------------------------------------------
    REPORTING     9     SOLE DISPOSITIVE POWER
     PERSON
      WITH                       0
                ------------------------------------------------------------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                                 80,342 Units
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         80,342 Units
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                             [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         19.9%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                         PN
----------------------------------------------------------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                            ----------------------------------------------
  CUSIP NO.  N/A                                                                               Page 3 of 8 Pages
----------------------------------------                                            ----------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Raleigh GP Corp.
----------------------------------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) [x]
                                                                                                                       (b) [ ]


----------------------------------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*

                  N/A

----------------------------------------------------------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


----------------------------------------------------------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OR ORGANIZATION

                  Delaware
                ------------------------------------------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                                   0
                ------------------------------------------------------------------------------------------------------------------
    NUMBER OF     8     SHARED VOTING POWER
     SHARES
  BENEFICIALLY                   80,342 Units**
    OWNED BY    ------------------------------------------------------------------------------------------------------------------
      EACH        9     SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                        0
      WITH      ------------------------------------------------------------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                                 80,342 Units**

----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         80,342 Units**
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                             [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         19.9%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                         CO
----------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





----------------------------------------

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Raleigh GP Corp. is a general partner).

                                  SCHEDULE 13D

----------------------------------------                                            ----------------------------------------------
  CUSIP NO.  N/A                                                                               Page 4 of 8 Pages
----------------------------------------                                            ----------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Rockland Partners, Inc.
----------------------------------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) [x]
                                                                                                                       (b) [ ]


----------------------------------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*

                  N/A

----------------------------------------------------------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


----------------------------------------------------------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OR ORGANIZATION

                  Delaware
                ------------------------------------------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

    NUMBER OF                      0
     SHARES     ------------------------------------------------------------------------------------------------------------------
  BENEFICIALLY    8     SHARED VOTING POWER
    OWNED BY
      EACH                       80,347 Units**
    REPORTING   ------------------------------------------------------------------------------------------------------------------
     PERSON       9     SOLE DISPOSITIVE POWER
      WITH
                                   0
                ------------------------------------------------------------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                                 80,347 Units**

----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         80,347 Units**
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                             [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         19.9%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                         CO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





----------------------------------

**Reflects beneficial ownership of 5 Units by Rockland Partners, L.P. (of which Rockland Partners, Inc. is the general partner) and 80,342 Units beneficially owned by Raleigh Capital Associates L.P. (of which Rockland Partners, Inc. is a general partner).

                                  SCHEDULE 13D

----------------------------------------                                            ----------------------------------------------
  CUSIP NO.  N/A                                                                               Page 5 of 8 Pages
----------------------------------------                                            ----------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Zephyr Partners
----------------------------------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) [x]
                                                                                                                       (b) [ ]


----------------------------------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*

                  N/A

----------------------------------------------------------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


----------------------------------------------------------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OR ORGANIZATION

                  New York
                ------------------------------------------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

    NUMBER OF                      0
     SHARES     ------------------------------------------------------------------------------------------------------------------
  BENEFICIALLY    8     SHARED VOTING POWER
    OWNED BY
      EACH                       80,342 Units**
    REPORTING   ------------------------------------------------------------------------------------------------------------------
     PERSON       9     SOLE DISPOSITIVE POWER
      WITH
                                   0
                ------------------------------------------------------------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                                 80,342 Units**
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         80,342 Units**
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                             [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         19.9%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                         PN
----------------------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------------------------

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is a general partner).

       This Amendment No. 5 amends certain information contained in the final amendment to Schedule 14D-1 (the "Final Amendment") filed by Raleigh Capital Associates L.P. ("Raleigh Capital"), Raleigh GP Corp., Rockland Partners, Inc. and Zephyr Partners on August 6, 1996, which constituted the initial filing on
Schedule 13D under Section 13(d) of the Act, and Amendment Nos. 1, 2, 3 and 4 to Schedule 13D filed by such entities ("Amendment Nos. 1, 2, 3 and 4"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Final Amendment and Amendment Nos. 1, 2, 3 and 4.


ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.

       Item 7 is hereby supplemented and amended by adding the following, copies of which are attached hereto as exhibits:

       99.(8) Complaint dated September 27, 1996 filed in the Court of Chancery of the State of Delaware, New Castle County.

       99.(9) Motion for a temporary restraining order dated September 27, 1996 filed in the Court of Chancery of the State of Delaware, New Castle County.

                                   Signatures


       After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 2, 1996         RALEIGH CAPITAL ASSOCIATES L.P.
                                By:   Raleigh GP Corp., General Partner



                                         By:  /s/ Peter Braverman
                                              ------------------------------
                                                Name:   Peter Braverman
                                                Title:  Vice President

                                By:  ROCKLAND PARTNERS, INC.,
                                     General Partner


                                         By:  /s/ Jonathan H. Paul
                                              -----------------------------
                                                Name:   Jonathan H. Paul
                                                Title:  Vice President

                                By:  ZEPHYR PARTNERS
                                     By:  GP Aeolus Inc., General Partner


                                         By:  /s/ Edward Mattner
                                              ------------------------------
                                                Name:   Edward Mattner
                                                Title:  Vice President

                                By:  AREHGP INC., General Partner


                                         By:    /s/ John Saldarelli
                                                ----------------------------
                                                Name:   John Saldarelli
                                                Title:  President

                                RALEIGH GP CORP.


                                         By:    /s/ Peter Braverman
                                                ------------------------------
                                                Name:   Peter Braverman
                                                Title:  Vice President

                                  Signatures

       After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  October 2, 1996                  ROCKLAND PARTNERS, INC.

                                         By:  /s/ Jonathan H. Paul
                                              -----------------------
                                                Name:   Jonathan H. Paul
                                                Title:  Vice President

                                         ZEPHYR PARTNERS
                                         By:  GP Aeolus Inc., General Partner


                                         By:  /s/ Edward Mattner
                                              -----------------------
                                                Name:   Edward Mattner
                                                Title:  Vice President

                                         By:  AREHGP INC., General Partner


                                         By:  /s/ John Saldarelli
                                              -----------------------
                                                Name:   John Saldarelli
                                                Title:  President

                                 Exhibit Index

                                                                                                             Sequentially
Exhibit No.                         Description                                                             Numbered Page
-----------                         -----------                                                             -------------
  99. 8   Complaint dated September 27, 1996 filed in the Court of Chancery of the State of Delaware,
          New Castle County.

  99. 9   Motion for a temporary restraining order dated September 27, 1996 filed in the Court of Chancery of the State of Delaware, New Castle County.